Exhibit 99.2
FOR IMMEDIATE RELEASE
Rentech Nitrogen Partners, L.P. Announces Filing of
Registration Statement for Initial Public Offering
LOS ANGELES — August 5, 2011 — Rentech Nitrogen Partners, L.P., a wholly owned subsidiary of Rentech, Inc. (NYSE Amex: RTK), announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed initial public offering of its common units representing limited partner interests. An application will be made to list the common units on the New York Stock Exchange under the symbol “RNF.” The number of common units to be offered and the price range for the offering have not yet been determined.
Rentech Nitrogen Partners was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Upon completion of the offering, Rentech Nitrogen Partners’ assets will consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, which is currently owned by Rentech Energy Midwest Corporation, another wholly owned subsidiary of Rentech, Inc. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.
Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC will act as joint book-running managers for the proposed offering. The offering will be made only by means of a prospectus. When available, a preliminary prospectus relating to this offering may be obtained from:
Morgan Stanley & Co. LLC.
180 Varick Street, 2nd Floor
New York, New York 10014
Attn: Prospectus Department
Email: prospectus@morganstanley.com
Credit Suisse Securities (USA) LLC
One Madison Avenue
New York, New York 10010
Attn: Prospectus Department
Telephone: (800) 221-1037
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties, including, among others, risks impacting the ability of Rentech Nitrogen Partners to complete any public offering of its securities because of general market conditions or other factors.
SOURCE: Rentech Nitrogen Partners, L.P.
Rentech Nitrogen Partners, L.P.
Julie Dawoodjee
Vice President of Investor Relations and Communications
310-571-9800
ir@rentk.com
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799